 Exhibit 10.1

Lock-Up Agreement

June 7, 2018

Fusion Connect, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: General Counsel

Ladies and Gentlemen:

In connection with Fusion Connect, Inc.’s (“Fusion”) obligations under the terms of that certain Registration Rights Agreement (the “Registration Rights Agreement”) dated May 4, 2018 (the “Closing Date”), to register certain shares of Fusion’s common stock, $0.01 par value per share (“Registrable Securities”), which were issued to BCHI Holdings LLC (“BCHI Holdings”) on the Closing Date, BCHI Holdings hereby agrees that without, in each case, the prior written consent of Fusion during the period specified in the second succeeding paragraph (the “Lock-Up Period”), and subject to the proviso below, and subject to the exception indicated in the last sentence of this paragraph, BCHI Holdings will not offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly (other than a pledge to secure one or more loans to BCHI Holdings or one of more of its members (a “Permitted Pledge”)), any of the Registrable Securities, or publicly disclose the intention to do any of the foregoing. Nothing contained in this letter will prohibit, and it will not apply to, the exercise by BCHI Holdings of its rights under Section 2.3 of the Registration Rights Agreement (Piggyback Registration Rights).

BCHI Holdings agrees that the foregoing restrictions (except in respect of a Permitted Pledge) preclude BCHI Holdings from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Registrable Securities even if such Securities would be disposed of by someone other than BCHI Holdings. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Registrable Securities or with respect to any security that includes, relates to or derives any significant part of its value from such Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement (this “Agreement”) and continue and include the date that is one hundred twenty (120) days from the Closing Date.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock or other Company securities if such transfer would constitute a violation or breach of this Agreement.

BCHI Holdings hereby represents and warrants that it has full power and authority to enter into this Agreement and that upon request, it will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of BCHI Holdings shall be binding upon the successors and assigns of BCHI Holdings.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles.

BCHI HOLDINGS, LLC

By:	/s/ Holcombe T., Green. Jr.
Name:	Holcombe T., Green. Jr.
Title:	Manager